Exhibit 99.1

FOR IMMEDIATE RELEASE
April 18, 2012

FOR ADDITIONAL INFORMATION PLEASE CONTACT JEAN R. HALE, CHAIRMAN, PRESIDENT, AND C.E.O., COMMUNITY TRUST BANCORP, INC. AT (606) 437-3294

Pikeville, Kentucky:

COMMUNITY TRUST BANCORP, INC. REPORTS RECORD EARNINGS FOR THE 1ST QUARTER 2012

Earnings Summary
(in thousands except per share data)	1Q 2012	4Q 2011	1Q 2011
Net income	$11,869	$9,888	$9,304
Earnings per share	$0.77	$0.64	$0.61
Earnings per share - diluted	$0.77	$0.64	$0.61

Return on average assets	1.32%	1.09%	1.11%
Return on average equity	12.72%	10.71%	10.96%
Efficiency ratio	57.70%	60.15%	60.78%
Tangible common equity	8.55%	8.52%	8.19%

Dividends declared per share	$0.31	$0.31	$0.305
Book value per share	$24.15	$23.78	$22.38

Weighted average shares	15,407	15,332	15,294
Weighted average shares - diluted	15,456	15,384	15,324

Community Trust Bancorp, Inc. (NASDAQ-CTBI) reports record earnings of $11.9 million, or $0.77 per basic share, compared to $9.3 million, or $0.61 per basic share, earned during the first quarter 2011 and $9.9 million, or $0.64 per basic share, earned during the fourth quarter 2011.

First Quarter 2012 Highlights

❖
CTBI's basic earnings per share for the quarter increased $0.16 per share from first quarter 2011 and were $0.13 per share above fourth quarter 2011.  The increase in earnings was supported by increased net interest income and decreased provision for loan loss and noninterest expense.  Noninterest income increased from prior year first quarter, but decreased from prior quarter.

❖
Net interest income increased $0.4 million from prior year first quarter as average earning assets increased 6.1%.  Due to increased liquidity and changes in earning asset mix, CTBI’s quarterly net interest margin of 4.05% was a decrease from 4.27% for the quarter ended March 31, 2011; however, the margin improved 7 basis points from prior quarter.

❖
Nonperforming loans at $34.6 million decreased from $57.4 million at March 31, 2011 and $37.3 million at December 31, 2011.  Nonperforming assets at $93.2 million decreased $11.9 million from prior year and $0.6 million from prior quarter.

❖
Net loan charge-offs for the quarter ended March 31, 2012 were $1.2 million, or 0.18% of average loans annualized, compared to $4.0 million, or 0.63%, experienced for the first quarter 2011 and prior quarter’s $4.9 million, or 0.75%.

❖
Our loan loss provision for the quarter decreased $3.2 million from prior year first quarter and $1.9 million from prior quarter as net charge-offs declined $2.9 million and $3.7 million, respectively, for the same periods, while our loan portfolio decreased $43.9 million from prior year and $14.4 million from prior quarter.

❖
Our loan loss reserve as a percentage of total loans outstanding remained at 1.30% from December 31, 2011 to March 31, 2012, a decrease from the 1.36% at March 31, 2011.  Our reserve coverage (allowance for loan loss reserve to nonperforming loans) continued to improve to 95.9% at March 31, 2012 compared to 61.3% at March 31, 2011 and 89.0% at December 31, 2011.  Several of the matrices and factors utilized in evaluating the adequacy of our loan loss reserve also continued to show significant improvement, including the level of past dues and nonperforming loans.

❖
Noninterest income increased 4.2% for the quarter ended March 31, 2012 compared to the same period in 2011 with increases in gains on sales of loans and loan related fees but decreased 3.2% compared to prior quarter as these increases were offset by a decline in deposit service charges.

❖	Noninterest expense for the quarter ended March 31, 2012 decreased 3.0% from prior year first quarter and 4.2% from prior quarter.

❖	Our investment portfolio increased $203.6 million from prior year and $86.6 million during the quarter.

❖	Deposits, including repurchase agreements, increased $186.1 million from prior year and $77.3 million from prior quarter.

❖	Our tangible common equity/tangible assets ratio remains strong at 8.55%.

Net Interest Income

Net interest income for the quarter increased 1.3% from prior year and 0.3% from prior quarter with average earning assets increasing 6.1% from prior year and remaining relatively flat to prior quarter.  CTBI experienced a 22 basis point decline in its net interest margin for the first quarter 2012 compared to prior year but increased 7 basis points from prior quarter.  The yield on average earning assets decreased 45 basis points from prior year first quarter but increased 4 basis points from prior quarter.  The decline in yield on earning assets from prior year is the result of a change in our earning asset mix with an increase in our investment portfolio as loan demand remains tepid.  Loans represented 77.1% of our average earning assets for the quarter ended March 31, 2012 compared to 82.9% for the quarter ended March 31, 2011.  The cost of interest bearing funds decreased 29 basis points from prior year first quarter and 4 basis points from prior quarter.

Noninterest Income

Noninterest income for the quarter ended March 31, 2012 increased 4.2% from prior year first quarter but decreased 3.2% from prior quarter.  Gains on sales of loans increased $0.2 million from March 31, 2011, and loan related fees increased $0.4 million due to the variance in the fair value adjustments of our mortgage servicing rights.  Increases in gains on sales of loans and loan related fees from December 31, 2011 were offset by a decline in deposit service charges of $0.7 million.

Noninterest Expense

Noninterest expense decreased 3.0% for the first quarter 2012 compared to first quarter 2011 primarily due to the $0.5 million impact of expected losses in investments in limited partnerships that were offset by tax credits during 2011, as well as decreases in FDIC insurance premiums, legal and professional fees, and repossession expense.  Noninterest expense decreased 4.2% from prior quarter as other real estate owned expense decreased $3.3 million compared to the quarter ended December 31, 2011, partially offset by increased personnel costs.  During the fourth quarter of 2011, other real estate owned expense was impacted by the write down to fair value of two properties that had been vandalized.  We expect the insurance claims relative to these vandalisms to be resolved during the second quarter 2012 with no significant recoveries.

Balance Sheet Review

CTBI’s total assets at $3.7 billion increased $214.7 million, or 6.2%, from March 31, 2011 and $82.8 million, or an annualized 9.3%, during the quarter.  Loans outstanding at March 31, 2012 were $2.5 billion, decreasing $43.9 million, or 1.7%, from March 31, 2011, and $14.4 million, or an annualized 2.3%, during the quarter.  Loan growth during the quarter of $7.5 million in the commercial loan portfolio was offset by declines of $4.1 million in the residential loan portfolio and $17.8 million in the consumer loan portfolio.  CTBI's investment portfolio increased $203.6 million, or 49.4%, from March 31, 2011 and $86.6 million, or an annualized 65.8%, during the quarter.  Deposits, including repurchase agreements, at $3.2 billion increased $186.1 million, or 6.2%, from March 31, 2011 and $77.3 million, or an annualized 10.0%, from prior quarter.

Shareholders’ equity at March 31, 2012 was $375.0 million compared to $344.5 million at March 31, 2011 and $366.9 million at December 31, 2011.  CTBI's annualized dividend yield to shareholders as of March 31, 2012 was 3.87%.

Asset Quality

CTBI's total nonperforming loans were $34.6 million at March 31, 2012, a 39.7% decrease from the $57.4 million at March 31, 2011 and a 7.2% decrease from the $37.3 million at December 31, 2011.  The decrease for the quarter included a $4.0 million decrease in nonaccrual loans partially offset by a $1.3 million increase in the 90+ days past due category.  Loans 30-89 days past due at $19.4 million is a decline of $11.2 million from March 31, 2011 and a $2.3 million decline from prior quarter.  Our loan portfolio management processes focus on the immediate identification, management, and resolution of problem loans to maximize recovery and minimize loss.  Impaired loans, loans not expected to meet contractual principal and interest payments other than insignificant delays, at March 31, 2012 totaled $51.9 million, compared to $64.3 million at March 31, 2011 and $47.4 million at December 31, 2011.

Our level of foreclosed properties at $58.6 million at March 31, 2012 was an increase from $47.7 million at March 31, 2011 and $56.5 million at December 31, 2011.  Sales of foreclosed properties for the quarter ended March 31, 2012 totaled $3.1 million while new foreclosed properties totaled $5.4 million.  At March 31, 2012, the book value of properties under contracts to sell was $5.0 million; however, the closings had not occurred at quarter-end.  The proceeds of these sales per the contracts is $5.4 million, representing 108% of the book value of those properties.

Net loan charge-offs for the quarter were $1.2 million, or 0.18% of average loans annualized, a decrease from prior year first quarter's $4.0 million, or 0.63%, and prior quarter’s $4.9 million, or 0.75%.  Of the total net charge-offs for the quarter, $0.4 million were in commercial loans, $0.4 million were in indirect auto loans, and $0.3 million were in residential real estate mortgage loans.  Allocations to loan loss reserves were $1.2 million for the quarter ended March 31, 2012 compared to $4.4 million for the quarter ended March 31, 2011 and $3.0 million for the quarter ended December 31, 2011.  Our loan loss reserve as a percentage of total loans outstanding was 1.30% at March 31, 2012 compared to 1.36% at March 31, 2011 and 1.30% at December 31, 2011.  Our reserve coverage continued to improve to 95.9% at March 31, 2012.  Several of the matrices and factors utilized in evaluating the adequacy of our loan loss reserve also continued to show significant improvement, including the level of past dues and nonperforming loans.  Generally accepted accounting principles require that expected credit losses associated with loans obtained in an acquisition be reflected in the estimation of loan fair value as of the acquisition date and prohibits any carryover of an allowance for credit losses.  Excluding amounts related to loans obtained in the fourth quarter 2010 acquisition of LaFollette, the allowance-to-legacy loan ratio was 1.35%, 1.42%, and 1.34%, respectively, at March 31, 2012, March 31, 2011, and December 31, 2011.

Forward-Looking Statements

Certain of the statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. CTBI’s actual results may differ materially from those included in the forward-looking statements. Forward-looking statements are typically identified by words or phrases such as "believe," "expect," "anticipate," "intend," "estimate," "may increase," "may fluctuate," and similar expressions or future or conditional verbs such as "will," "should," "would," and "could." These forward-looking statements involve risks and uncertainties including, but not limited to, economic conditions, portfolio growth, the credit performance of the portfolios, including bankruptcies, and seasonal factors; changes in general economic conditions including the performance of financial markets, the performance of coal and coal related industries, prevailing inflation and interest rates, realized gains from sales of investments, gains from asset sales, and losses on commercial lending activities; results of various investment activities; the effects of competitors’ pricing policies, of changes in laws and regulations on competition and of demographic changes on target market populations’ savings and financial planning needs; industry changes in information technology systems on which we are highly dependent; failure of acquisitions to produce revenue enhancements or cost savings at levels or within the time frames originally anticipated or unforeseen integration difficulties; the adoption by CTBI of an FFIEC policy that provides guidance on the reporting of delinquent consumer loans and the timing of associated credit charge-offs for financial institution subsidiaries; and the resolution of legal  proceedings and related matters.  In addition, the banking industry in general is subject to various monetary and fiscal policies and regulations, which include those determined by the Federal Reserve Board, the Federal Deposit Insurance Corporation, and state regulators, whose policies and regulations could affect CTBI’s results.  These statements are representative only on the date hereof, and CTBI undertakes no obligation to update any forward-looking statements made.

Community Trust Bancorp, Inc., with assets of $3.7 billion, is headquartered in Pikeville, Kentucky and has 70 banking locations across eastern, northeastern, central, and south central Kentucky, six banking locations in southern West Virginia, four banking locations in northeastern Tennessee, four trust offices across Kentucky, and one trust office in Tennessee.

Additional information follows.

Community Trust Bancorp, Inc.
Financial Summary (Unaudited)
March 31, 2012
(in thousands except per share data)

	Three	Three	Three
	Months	Months	Months
	Ended	Ended	Ended
	March 31, 2012	December 31, 2011	March 31, 2011
Interest income	$38,826	$39,051	$39,860
Interest expense	5,820	6,143	7,286
Net interest income	33,006	32,908	32,574
Loan loss provision	1,160	3,040	4,387

Gains on sales of loans	617	583	381
Deposit service charges	5,872	6,577	5,880
Trust revenue	1,613	1,564	1,616
Loan related fees	1,287	763	883
Securities gains	-	218	-
Other noninterest income	1,798	1,854	1,978
Total noninterest income	11,187	11,559	10,738

Personnel expense	12,813	11,754	12,084
Occupancy and equipment	2,771	2,855	2,965
FDIC insurance premiums	657	638	1,124
Amortization of core deposit intangible	53	53	53
Other noninterest expense	9,456	11,567	10,321
Total noninterest expense	25,750	26,867	26,547

Net income before taxes	17,283	14,560	12,378
Income taxes	5,414	4,672	3,074
Net income	$11,869	$9,888	$9,304

Memo: TEQ interest income	$39,264	$39,468	$40,226

Average shares outstanding	15,407	15,332	15,294
Diluted average shares outstanding	15,456	15,384	15,324
Basic earnings per share	$0.77	$0.64	$0.61
Diluted earnings per share	$0.77	$0.64	$0.61
Dividends per share	$0.31	$0.31	$0.305

Average balances:
Loans, net of unearned income	$2,558,550	$2,566,047	$2,594,746
Earning assets	3,319,597	3,320,294	3,130,203
Total assets	3,610,086	3,611,517	3,406,604
Deposits	2,900,015	2,868,998	2,750,785
Interest bearing liabilities	2,605,423	2,593,362	2,491,141
Shareholders' equity	375,330	366,352	344,380

Performance ratios:
Return on average assets	1.32%	1.09%	1.11%
Return on average equity	12.72%	10.71%	10.96%
Yield on average earning assets (tax equivalent)	4.76%	4.72%	5.21%
Cost of interest bearing funds (tax equivalent)	0.90%	0.94%	1.19%
Net interest margin (tax equivalent)	4.05%	3.98%	4.27%
Efficiency ratio (tax equivalent)	57.70%	60.15%	60.78%

Loan charge-offs	$2,126	$5,446	$4,662
Recoveries	(967)	(578)	(622)
Net charge-offs	$1,159	$4,868	$4,040

Market Price:
High	$32.67	$29.99	$30.35
Low	29.13	22.28	27.03
Close	32.07	29.42	27.67

Community Trust Bancorp, Inc.
Financial Summary (Unaudited)
March 31, 2012
(in thousands except per share data)

	As of	As of	As of
	March 31, 2012	December 31, 2011	March 31, 2011
Assets:
Loans, net of unearned	$2,542,168	$2,556,548	$2,586,048
Loan loss reserve	(33,172)	(33,171)	(35,152)
Net loans	2,508,996	2,523,377	2,550,896
Loans held for sale	1,642	536	952
Securities AFS	613,978	527,398	410,330
Securities HTM	1,662	1,662	1,662
Other equity investments	30,557	30,556	30,141
Other earning assets	188,824	182,484	146,042
Cash and due from banks	69,240	69,723	71,545
Premises and equipment	54,725	54,297	56,174
Goodwill and core deposit intangible	66,553	66,607	66,766
Other assets	137,836	134,539	124,763
Total Assets	$3,674,013	$3,591,179	$3,459,271

Liabilities and Equity:
NOW accounts	$19,499	$19,113	$22,688
Savings deposits	846,797	821,036	745,965
CD's >=$100,000	648,829	647,557	625,750
Other time deposits	803,135	805,918	834,288
Total interest bearing deposits	2,318,260	2,293,624	2,228,691
Noninterest bearing deposits	629,293	584,735	563,544
Total deposits	2,947,553	2,878,359	2,792,235
Repurchase agreements	225,301	217,177	194,472
Other interest bearing liabilities	83,656	96,054	97,685
Noninterest bearing liabilities	42,507	32,723	30,367
Total liabilities	3,299,017	3,224,313	3,114,759
Shareholders' equity	374,996	366,866	344,512
Total Liabilities and Equity	$3,674,013	$3,591,179	$3,459,271

Ending shares outstanding	15,527	15,430	15,395
Memo: Market value of HTM securities	$1,664	$1,661	$1,664

30 - 89 days past due loans	$19,406	$21,721	$30,587
90 days past due loans	12,828	11,515	18,387
Nonaccrual loans	21,769	25,753	39,002
Restructured loans (excluding 90 days past due and nonaccrual)	26,536	19,305	14,505
Foreclosed properties	58,602	56,545	47,667
Other repossessed assets	34	58	107

Tier 1 leverage ratio	10.17%	9.89%	9.97%
Tier 1 risk based ratio	14.24%	13.88%	13.10%
Total risk based ratio	15.49%	15.14%	14.35%
Tangible equity to tangible assets ratio	8.55%	8.52%	8.19%
FTE employees	1,021	1,015	1,019

Community Trust Bancorp, Inc.
Financial Summary (Unaudited)
March 31, 2012
(in thousands except per share data)

Community Trust Bancorp, Inc. reported earnings for the three months ending March 31, 2012 and 2011 as follows:

	Three Months Ended
	March 31
	2012	2011
Net income	$11,869	$9,304

Basic earnings per share	$0.77	$0.61

Diluted earnings per share	$0.77	$0.61

Average shares outstanding	15,407	15,294

Total assets (end of period)	$3,674,013	$3,459,271

Return on average equity	12.72%	10.96%

Return on average assets	1.32%	1.11%

Provision for loan losses	$1,160	$4,387

Gains on sales of loans	$617	$381